United States securities and exchange commission logo





                      March 11, 2021

       Scott Lipesky
       Chief Financial Officer
       Abercrombie & Fitch Co.
       6301 Fitch Path
       New Albany, OH 43054

                                                        Re: Abercrombie & Fitch
Co.
                                                            Form 10-K for the
Fiscal Year Ended February 1, 2020
                                                            Filed March 31,
2020
                                                            File No. 001-12107

       Dear Mr. Lipesky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services